Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2022 with respect to the consolidated financial statements of Coeptis Therapeutics Holdings, Inc. (formerly Coeptis Therapeutics, Inc.) contained in the Form S-1 Registration Statement of Coeptis Therapeutics Holding, Inc. We consent to the use of our aforementioned report in the Form S-1 Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ TURNER, STONE & COMPANY, LLP

Dallas, Texas

February 14, 2023